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                                                                    Exhibit 23.1
                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of Pennsylvania Manufacturers Corporation on Form S-8 of our report dated February 14, 1997 (except for Notes 6 and 15, as to which the date is March 14, 1997) on our audits of the consolidated financial statements of Pennsylvania Manufacturers Corporation as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994 appearing in the Registration Statement on Form 10 (Registration No. 0-22761) of Pennsylvania Manufacturers Corporation filed with the Securities and Exchange Commission under cover of Form 10/A on January 6, 1998. We also consent to the reference to us under "Item 5 -Interests of Named Experts and Counsel" in such Registration Statement.



/s/ COOPERS & LYBRAND L.L.P.
One South Market Street
Harrisburg, Pennsylvania
February 9, 1998